================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C..20549
                        -------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                   Entertainment Technologies & Programs, Inc.
           ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Nevada
                      -----------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   87-521389
                    ---------------------------------------
                     (I.R.S. employer identification no.)

            16055 Space Center Blvd., Ste 230, Houston, Texas 77062
      ------------------------------------------------------------------
                    (Address of principal executive office)

                Consultant and Employee Stock Compensation Plan
                -----------------------------------------------
                           (Full title of the Plan)

       Corporation Trust Center, 1209 Orange St., Wilimington, DE 19890
    ----------------------------------------------------------------------
                    (Name and address of agent for service)

                                 302-658-7581
                               -----------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
Title of securities        Amount of          Proposed maximum            Proposed maximum            Amount of
 to be registered        be registered    offering price per share    aggregate offering price    registration fee
Common Stock                  400,000                     $.35(1)                    $140,000              $41.58
===================================================================================================================

               The date of this Prospectus is December 14, 1998.

-----------------
(1) Calculated in accordance with Rule 457(h)(l) using the average of the bid and asked prices for the common stock on November 17, 1998.

                                  PROSPECTUS

                  ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.

                     Up to 400,000 Shares of Common Stock
          Received by Directors, Officers, Consultants and Employees
            Under Consultant and Employee Stock Compensation Plans
                   and Reoffered by Means of this Prospectus


     Selling shareholders of Entertainment Technologies & Programs, Inc., ("Company") will offer their shares through the over-the-counter market or through NASDAQ, if the Company's common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales by each selling shareholder in any three month period to the greater of 1% of the total outstanding common stock (or approximately 294,841 shares) or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             SUMMARY OF PROSPECTUS

     The Company was incorporated on October 2, 1985 to engage in the providing of audio and video entertainment at military bases located in the United States and abroad; to provide mobile musical entertainment; and to operate a music stock in San Diego, California. Prior to April 1995, it had not engaged in any material operations since approximately 1988. In April 1995, the Company entered into a reorganization transaction with the shareholders of NiteLife, Inc. and thus the assets and business of Nitelife Inc. became the business of the Company. This prospectus accompanies reoffers by consultants and employees of the Company of shares of common stock received through Company Consultant and Employee Compensation Plans. The Company's principal offices are located at 16055 Space Center Blvd., Suite 230, Houston, Texas 77062, telephone number
(281) 486-6115.

RISK FACTORS

INVESTMENT IN THE SHARES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. IT IS IMPOSSIBLE TO FORESEE AND

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DESCRIBE ALL OF THE RISKS, BUSINESS, ECONOMIC AND FINANCIAL FACTORS AND
CONFLICTS OF INTEREST WHICH MAY AFFECT THE COMPANY. PROSPECTIVE INVESTORS AND THEIR PROFESSIONAL ADVISORS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS,

OPERATING HISTORY

     The Company has been involved in the entertainment provider industry since 1995. The Company has reported a decrease in annual revenues of $1,155,841 for the year ended December 31, 1997 revenues of $5,493,760 from the previous year ended December 31, 1996 revenues of $6,749,601. The gross profit for the year ended December 31, 1997 showed an increase of $405,413 (11.95%) to $2,985,777.
At the period ending June 30, 1998 the Company is showing Total Assets of
$7,822,996 compared to $2,982,362 for the same period in 1997.   Even though the
Company is still showing a (NET) LOSS PER SHARE of $.01 it has managed to decrease the loss from year ended December 31, 1996 of $.06 per share.

CAPITAL NEEDS

     Although the recent acquisitions and improved operations through management and cost cutting measurers should lead to a surplus in working capital it is possible the in order to succeed, the Company may require a significant capital infusion for working capital and for marketing. The Company hopes to raise capital through private placements of its securities, but cannot be certain that such offerings will be successful.

COMPETITION

     Although the Company believes its products and services are superior to those of its present competitors, the potential market for the products is so large that larger companies may be enticed to enter the market. Such companies, which would have resources much greater that those of the Company, could gain competitive advantages over the Company by committing large sums of research and development or lowering prices or both.

RELIANCE ON MANAGEMENT

     The Company relies heavily on the experience, expertise and business contacts of its senior management, James Butcher, William Grasberger, Mark Madambe and Jeffery Thorton. If either Mr. Butcher or Mr Grasberger should die or otherwise cease to serve the Company, they would be very difficult to replace and the Company's ability to meet its goals would be adversely affected.

PRODUCT LIABILITY

     The registrant's products do not possess the potential for misuse. Nevertheless, there can be no assurance that product liability suits will not be brought, that the registrant

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will be successful in defending them or that the registrant will be able to obtain adequate product liability insurance, the premiums and deductibles of which are very high.

INFORMATION WITH RESPECT TO THE COMPANY

     This prospectus is accompanied by the Company's Annual Report to security holders for the year ended December 31, 1997, Report of Form 10-K and Quarterly Report filed for the Period Ending June 30, 1998 subsequent thereto. These Annual and Quarterly reports, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Acto of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 16055 Space Center Blvd., Ste 230, Houston, Texas 77062.

                           DESCRIPTION OF SECURITIES
GENERAL

     The Company's authorized capitalization is 50,000,000 shares consisting of solely of shares of Common Stock, Par Value $.001 of which 29,848,108 shares will be issued and outstanding after issuance to the selling shareholders referred to in the preceding section.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock.

     Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future.

                                    PART II

Item 3.  Incorporation of Documents by Reference.

     The registrant incorporates the following documents by reference in this Registration Statement:

     (a) The registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, filed under the name of Entertainment Technologies & Programs, Inc.

     (b) The registrant's Quarterly Report on Form 10-Q for the quarter ended June 31, 1998 (filed under the name of Entertainment Technologies & Programs, Inc.);

     (c) All other documents filed by registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.

Item 4.  Description of Securities.

     A description of securities is incorporated by reference from the registrant's Registration Statement on Form 10, File No.0-23914 filed April 20, 1994.

Item 5.  Interests of Named Experts and Counsel.

     Mr. Steve Fischer is counsel to the registrant. He received no shares of Common Stock for services rendered to the registrant.

Item 6.  Indemnification of Officers and Directors.

     The Company's Articles of Incorporation and the Delaware General Corporate Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it its determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as

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expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     All of the sales were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale". As a condition precedent to each sale or gift, the respective purchaser was required to execute and investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the registrant.

Item 8.  Exhibits.

 3.1  Articles of Incorporation of registrant, as amended.(2)

 3.2  Bylaws(3)

 5    Opinion of Mr. Steve Fischer regarding legality of shares being issued.(4)

10    Consultant and Employee Stock Compensation Plan.(4)


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including


---------------
(2) Incorporated by reference from Form S-?, File No. ? and Form 8-K dated ?.

(3) Incorporated by reference from Form S-?, File No. ?

(4) Filed herewith.

          (but not limited to) any addition or election of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 14th day of December, 1998.


Entertainment Technologies & Programs, Inc.


By:   /s/ James D. Butcher
   -------------------------------
   James D. Butcher, Chairman & CEO

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 14th day of December, 1998 by the following persons in the capacities indicated.

SIGNATURE                                       TITLE
---------                                       -----


    /s/ James D. Butcher            CEO and Director
------------------------------
James D. Butcher

    /s/ William Grasberger          Secretary, CFO and Director
------------------------------
William Grasberger

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                                 EXHIBIT INDEX

EXHIBIT             DESCRIPTION                                  PAGE NO.
-------             -----------                                  --------

 5             Opinion and Consent of Mr. Steve Fischer

10             Consultant and Employee Stock Compensation Plan